UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2008 (May 29, 2008)

ADVANCED MEDICAL OPTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	01-31257	33-0986820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 E. St. Andrew Place Santa Ana, CA	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 247-8200

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2008, the Advanced Medical Optics, Inc. (“AMO”) Board of Directors adopted, and the stockholders of AMO approved, the amended and restated 2004 Stock Incentive Plan (the “Plan”), which AMO had assumed following its April 2007 acquisition of IntraLase Corp. (the “Acquisition”). The primary purpose of the amendment and restatement was to delete the limitation that persons who were employees, consultants and directors of AMO immediately prior to the Acquisition would be ineligible to receive awards under the Plan. Thus, as amended, the Plan may be more broadly utilized by AMO, and awards under the Plan may now be issued to any AMO employee, consultant or director, not simply previous IntraLase employees or newly hired employees, consultants and directors. In addition, the maximum number of shares that may be awarded to an individual in any calendar year was restated to reflect the number of shares of AMO stock into which the shares of IntraLase were converted. A copy of the Plan is filed as Exhibit 99.1 to this report and incorporated herein by this reference.

In May 2006 the AMO Board of Directors determined that it would not establish fixed compensation for its Presiding Director but would, instead, determine the amount of compensation warranted each year in May on a look back basis. At its May 29, 2008 meeting, the Board of Directors approved $20,000 in compensation to Mr. James O. Rollans for his service as Presiding Director over the prior 12 months, after considering the time required to be devoted to the duties of the position.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	2004 Stock Incentive Plan, as amended and restated on May 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.
(Registrant)

Date: June 4, 2008	By:	/s/ AIMEE S. WEISNER
Aimee S. Weisner, Executive Vice President, Administration, and Secretary

EXHIBIT INDEX

Exhibit No.
99.1	2004 Stock Incentive Plan, as amended and restated on May 29, 2008.